Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A/A, of our report dated April 30, 2022, with respect to our audits on the financial statements of Puraverde, LLC as of and for the years ended December 31, 2021 and 2020, and the related statements of operations, changes in members’ deficit, and cash flows for the years then ended, and the related notes to the financial statements, which includes an emphasis of matter paragraph regarding the cannabis industry and federal illegality.

Very truly yours,

Martin Hood LLC

Champaign, Illinois

July 21, 2022